Exhibit 3.1(x)
ARTICLES OF AMENDMENT TO
THE ARTICLES OF INCORPORATION
OF FUBOTV INC.

fuboTV Inc., a Florida corporation (the “Corporation”), acting pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, does hereby adopt the following Articles of Amendment to its articles of incorporation, as amended (the “Articles of Incorporation”):

1. The name of the Corporation is fuboTV Inc.

2. These Articles of Amendment were duly adopted and approved by the Board of Directors of the Corporation on April 16, 2024 and by the Corporation’s shareholders by a vote thereof at a meeting of the Corporation’s shareholders on June 18, 2024. The number of votes cast for the Articles of Amendment by the shareholders at the meeting in the manner required by the Florida Business Corporation Act and the Articles of Incorporation of the Corporation was sufficient for approval.

3. Article V of the Articles of Incorporation shall be amended and restated in its entirety to read as follows:

Article V - CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) one billion (1,000,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), the rights and preferences of which may be determined by the Board of Directors of the Corporation (the “Board of Directors” or “Board”), including whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation or upon the happening of a specified event and, if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption.

4. Article XI of the Articles of Incorporation shall be deleted in its entirety.

5. These Articles of Amendment shall become effective upon filing, in accordance with the applicable provisions of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment as of this 18th day of June, 2024.

FUBOTV INC.

By: /s/ David Gandler
Name: David Gandler
Title: Chief Executive Officer